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EXHIBIT 5.1

        [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

        March 1, 2004

Curon Medical, Inc.
46117 Landing Parkway
Fremont, CA 94538-6407

Re:        Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about March 2, 2004 (the "Registration Statement") in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 4,025,000 shares of your common stock (the "Shares") and up to 905,625 shares of your common stock (the "Warrant Shares") issuable upon the exercise of warrants ("Warrant"). As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares and the Warrants and such other documents, certificates and records that we have deemed necessary or appropriate for the basis of the opinions hereinafter expressed.

It is our opinion that the Shares have been legally and validly issued and are fully paid and nonassessable and the Warrant Shares when issued in accordance with the terms of the Warrant and your Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati

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  EXHIBIT 5.1